Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of News Corporation on Form S-4 of our report relating to the consolidated financial statements of The DIRECTV Group, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and the related financial statement schedule appearing in Fox Entertainment Group, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2004. Such report, which is dated March 9, 2004 (June 2, 2004 as to the reclassification of PanAmSat Corporation as a discontinued operation, the reclassification of segment information and the change in the method of accounting for subscriber acquisition costs and September 10, 2004 as to the reclassification of Hughes Software Systems Limited as a discontinued operation, as described in Notes 1, 2, 16 and 18), expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51.” We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

January 10, 2005